Schedule of Optionees and Material Terms

of Option Agreements dated March 20, 2007

Optionees	Shares	Grant Date	Expiration Date	Exercise Price

Patrick M. Flynn	7,500	3/20/2007	3/20/2012	39.00

Eldon D. Dietterick	6,000	3/20/2007	3/20/2012	39.00

Richard T. Frey	4,500	3/20/2007	3/20/2012	39.00

Cynthia A. Van Horn	3,000	3/20/2007	3/20/2012	39.00

Christine A. Liebold	500	3/20/2007	3/20/2012	39.00

Note: The options vest in three equal annual installments, commencing on March 20, 2008.